Exhibit 99.1

NEWS
For immediate release

Contact:	Chris Mason, Director of Corporate Communications
Tel: (630) 227-2062
E-mail: chris.mason@aarcorp.com

AAR ANNOUNCES STRIKE AT ITS CADILLAC, MICHIGAN OPERATION

Wood Dale, Illinois (August 2, 2004) — AAR CORP. (NYSE: AIR) announced today that a strike has been called by Local 1433 of the International United Automobile, Aerospace and Agricultural Implement Workers of America (UAW) at the Company’s AAR Mobility Systems Operating unit in Cadillac, Michigan.

The Union called the strike after its membership failed to ratify an agreement reached between AAR Mobility Systems management and the Union negotiating committee, which includes both local and international Union leadership representatives.

“The strike was unexpected as the agreement was unanimously approved by both the Union Local 1433 and international Union leadership representatives,” said David P. Storch, President and CEO of AAR CORP. “We remain absolutely committed to maintaining positive relations with our all of our employees. In light of the Union membership’s decision, we now need to take steps to ensure our ability to keep the commitments we’ve made to our customers.”

Unless an agreement is reached quickly, the Company anticipates that the strike will have a negative effect on first quarter results but it will recover the sales and earnings over the balance of the year with no long-term loss of business. The facility will continue to operate using salaried and contract employees to enable it to meet its customer commitments.

AAR Mobility Systems manufactures containers, shelters and pallets for military customers and prime contractors. AAR CORP. is the preeminent provider of products and value-added services to the worldwide aerospace/aviation industry. Products and services include proprietary inventory management and logistic support services, encompassing supply, repair and manufacture of spare parts and systems. Headquartered in Wood Dale, Illinois, AAR serves commercial and government aircraft fleet operators and independent service customers throughout the world.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 7, entitled “Factors Which May Affect Future Results”, included in the Company’s May 31, 2004 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101